EXHIBIT 12
              BellSouth Telecommunications Inc.
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)




                                             For the Three
                                              Months Ended
                                               March 31,
                                                  1996
1. Earnings

   (a) Income from continuing operations
before deductions for taxes and interest         $1,004

   (b) Portion of rental expense
representative of interest factor                    17

     TOTAL                                       $1,021

2. Fixed Charges

   (a) Interest                                    $144

   (b) Portion of rental expense
representative of interest factor                    17

     TOTAL                                         $161

   Ratio (1 divided by 2)                           6.3